EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Celgene Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-70083, 333-91977, 333-39716 and 333-65908), in the
registration  statements  on Form S-3  (Nos.  333-02517,  333-32115,  333-38861,
333-52963,   333-87197,   333-93759,   333-94915  and   333-75636)  and  in  the
registration statement on Form S-4 (No. 333-101196) of Celgene Corporation of our report dated March 18, 2005, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Celgene Corporation.

Our report dated March 18, 2005, on management's assessment on the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states management has not evaluated the effectiveness of internal control over financial reporting at Penn T Limited, which was acquired on October 21, 2004. Our audit of internal control over financial reporting of Celgene Corporation also excludes an evaluation of the internal control over financial reporting of Penn T Limited.

As further discussed in Note 2 of the consolidated financial statements, the financial statements for 2003 and 2002 have been restated.



/s/ KPMG LLP
--------------------
Short Hills, NJ
March 21, 2004